Exhibit 99.1

For Immediate Release

MERCER INTERNATIONAL INC. ANNOUNCES WORKFORCE REDUCTION AT CELGAR MILL IN ORDER TO IMPROVE COMPETITIVENESS

NEW YORK, NY, July 9, 2013 — Mercer International Inc. (“Mercer” or the “Company”) (Nasdaq: MERC, TSX: MRI.U) announced today that, after conducting a comprehensive assessment, its Celgar mill intends to reduce its workforce in order to improve its competitiveness with other pulp producers. The planned reduction will affect both hourly and salaried employees. The workforce reduction is expected to involve approximately 85 employees over the next five years, with the majority of employees to be affected over the next 12 months.

This action is being taken to make a substantial reduction in fixed costs by bringing personnel levels more in line with other mills operating safely and productively around the world. “It is essential for the long term viability and sustainability of the Celgar mill that it maintains a competitive cost structure compared to other producers in the face of ever increasing costs and other challenges. A competitive cost structure is also essential to attract the necessary investment capital required to continue to modernize the mill and participate in growing bio-economy opportunities,” says Mercer’s President and Chief Executive Officer, Jimmy Lee.

The Celgar mill will continue to operate with an annual capacity of approximately 520,000 air-dried metric tons of market northern bleached softwood kraft pulp and plans to employ approximately 370 employees when the workforce reduction is completed at the end of 2017.

Celgar will take appropriate measures to assist employees affected by the workforce restructuring in accordance with applicable agreements, policies and legislation and offer early retirement incentives for senior employees.

About Mercer

Mercer International Inc. is a global pulp manufacturing company. Mercer operates three modern NBSK pulp mills in Germany and Canada with a consolidated annual production capacity of approximately 1.5 million tonnes and currently employs approximately 1,500 people. To obtain further information on the company, please visit its web site at http://www.mercerint.com.

Forward-Looking Statements

The preceding includes forward looking statements which involve known and unknown risks and uncertainties which may cause our actual results in future periods to differ materially from forecasted results. Words such as “expects”, “anticipates”, “projects”, “intends”, “designed”, “will”, “believes”, “estimates”, “may”, “could” and variations of such words and similar expressions are intended to identify such forward-looking statements. Among those factors which could cause actual results to differ materially are the following: the highly cyclical nature of our business, raw material costs, our level of indebtedness, competition, foreign exchange and interest rate fluctuations, our use of derivatives, expenditures for capital projects, environmental regulation and compliance, disruptions to our production, market conditions and other risk factors listed from time to time in our SEC reports.

APPROVED BY:

Jimmy S.H. Lee

Chairman, CEO & President

(604) 684-1099

David M. Gandossi

Executive Vice-President, CFO &

Secretary

(604) 684-1099

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